EXHIBIT 99.2


Equus Gaming
Company, L.P.
                                  NEWS RELEASE

     FOR IMMEDIATE RELEASE                  CONTACT
                                                   THOMAS B. WILSON
                                                   PRESIDENT AND CEO
                                                   (787) 641-5844
                                                   (787) 641-6097


                            EQUUS GAMING COMPANY L.P.
                         SELECTS SHORT LIST FOR VGS FOR
                        EL COMANDANTE RACE TRACK AGENCIES

     SAN JUAN, PUERTO RICO (SEPTEMBER 7, 2004) Thomas Wilson, CEO and Co-Chairman of Equus Gaming Company, L.P., announced today that the Board of Directors in their meeting on Monday, August 23rd reviewed proposals from four
(4) companies for the installation and operation of "Video Gaming System" (VGS) machines at the El Comandante race track agencies throughout Puerto Rico, pursuant to the RFP issued by Housing Development Associates, S.E., an affiliated company.

     The Board of Directors ranked the proposals in preference order. The Board of Directors authorized the appointed committee to pursue conversations with the proponents towards a final term sheet proposal, and report back to the Board of Directors for final approval.

     The Board also constituted a management committee vested with the sole and absolute power and authority to direct the management and affairs of the Company until a final conclusion of a plan for the financial restructuring of the operations of El Comandante. Equus Gaming Company (OTCBB:Equue.OB) is a publicly traded partnership with thoroughbred horse racing and entertainment interests in Latin America and the Caribbean.


#507482


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